                                                                    EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                                      YEAR ENDED DECEMBER 31

                                                                  1995          1994           1993          1992          1991
Earnings Before Income Tax. . . . . . . . . . . . . . . . .      $1,180,979    $1,035,895     $1,036,392   $   812,053   $   876,641
Fixed Charges . . . . . . . . . . . . . . . . . . . . . . .         299,633       278,117        281,428       326,575       310,030
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .     $1,480,612    $1,314,012     $1,317,820    $1,138,628    $1,186,671

Fixed Charges
Interest on long-term debt. . . . . . . . . . . . . . . . .         253,058       237,063        243,047       257,149       269,419
Other interest. . . . . . . . . . . . . . . . . . . . . . .          21,143        16,814         17,704        47,239        23,947
Amortization of debt discount, premium and expense. . . . .          16,239        16,340         13,300         8,497         5,243
Interest component of rentals . . . . . . . . . . . . . . .           9,193         7,900          7,377        13,690        11,421
Fixed Charges . . . . . . . . . . . . . . . . . . . . . . .     $   299,633   $   278,117    $   281,428   $   326,575   $   310,030
Ratio of Earnings to Fixed Charges. . . . . . . . . . . . .            4.94          4.72           4.68          3.49          3.83